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Exhibit 10.14

EXECUTION COPY

AMENDMENT NO. 2 TO TERM LOAN AGREEMENT

Dated as of April 22, 2004

Between

FREEMANTLE LIMITED
as Lender

and

SENECA NIAGARA FALLS GAMING CORPORATION,
as Borrower

AMENDMENT NO. 2 TO TERM LOAN AGREEMENT

        THIS AMENDMENT NO. 2 to TERM LOAN AGREEMENT (this "Amendment") is made as of the 22nd day of April, 2004, with reference to the Term Loan Agreement dated as of November 22, 2002, as amended on December 6, 2002 (the "Agreement") by and between Freemantle Limited, a corporation organized in the Isle of Man (together with all successors and assigns, the "Lender"), and Seneca Niagara Falls Gaming Corporation ("Borrower"), a tribally chartered corporation formed by the Seneca Nation of Indians, a federally recognized Indian Tribe and Native American sovereign nation (the "Nation"). Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Term Loan Agreement.

W I T N E S S E T H

        WHEREAS, pursuant to the Term Loan Agreement, the Borrower agreed to borrow from Lender, and the Lender agreed to lend to the Borrower, an aggregate amount equal to Eighty Million Dollars ($80,000,000) (the "Permanent Loan"), of which the entire aggregate amount equal to Eighty Million Dollars ($80,000,000) has previously been disbursed in seven disbursements.

        NOW, THEREFORE, Borrower and Lender, in accordance with Section 14.7 of the Term Loan Agreement, hereby agree to amend the Term Loan Agreement as follows:

        1.    Amendment to Definitions.

        The following definition is hereby added to the definitions section of the Agreement:

        "Replacement Manager" means (1) a Person that (a) has equity securities listed on the New York Stock Exchange, the American Stock Exchange or quoted on the Nasdaq National Market, (b) has a market capitalization of at least Two Hundred and Fifty Million Dollars ($250,000,000) and (c) derived at least One Hundred Million Dollars ($100,000,000) of operating income (as defined by GAAP but excluding depreciation and amortization) for each of its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming, or (2) a privately held entity that (a) derived at least One Hundred Million Dollars ($100,000,000) of operating income (as defined by GAAP but excluding depreciation and amortization) for each of its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming, and (b) is actively engaged in the management of one or more casinos located in the United States; provided, that a Person meeting the requirements of clauses (1) or (2) above shall not be deemed to be a Replacement Manager unless and until such Person (x) is licensed, qualified and found suitable by all appropriate gaming authorities, including the Commission and SGA, (y) has agreed to use its best efforts to cause the Borrower to comply with its obligations under the Loan Documents, and (z) is deemed to be independent of the Borrower and the Lender, has a favorable reputation and has an appropriate level of experience in casino gaming.

        2.    Amendment to Section 3.5(g)—Sinking Fund.

        The eighteenth sentence of Section 3.5(g) of the Agreement is hereby amended solely to reflect a cross-reference change from "Section 8.3(e)" to now read "Section 8.3(e) and Section 8.3(h)."

        3.    Amendment to Section 8.1(z)—Affirmative Covenants and Environmental Agreement of Borrower Applicable Throughout the Term.

        Section 8.1(z) of the Agreement is hereby amended and restated in its entirety as follows:

          (z)   During the continuance of an Event of Default, (A) Borrower will permit Lender to exercise any or all of its rights, remedies and recourses hereunder or under the other Loan Documents, including, without limitation, by (i) Borrower entering into a management contract with a management company for the Facility as described in clause (c) of Section 11.1 hereof in any form consistent with IGRA, subject to such approvals of any Governmental Authorities

  (including without limitation the Commission), as may then be required and in full compliance with the Ordinance and any other applicable tribal laws and regulations, and/or (ii) by complying with clause (d) of Section 11.1 hereof, in each case, if requested by Lender; and (B) Borrower will cooperate with Lender and promptly do all things required to obtain all necessary authority, permission, licenses, consents, authorizations and approvals from any Governmental Authority (including, without limitation, the Commission) or otherwise as may be necessary or desirable for Lender to exercise any of its rights, remedies and recourses hereunder or under the other Loan Documents; provided, however, that nothing herein shall prohibit Borrower from asserting that no Event of Default has occurred.

        4.    Amendment to Section 8.3(e)(i)(A)—Negative Covenants of Borrower Applicable Throughout the Term.

        Section 8.3(e)(i)(A) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

          (e)   So long as (x) no Default or Event of Default has occurred and is continuing, (y) the taking of such action would not have a material adverse effect on the business, operations, assets or financial or other condition of the Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under the Loan Documents or to complete the construction of the Facility and (z) Borrower maintains the Debt Coverage Ratio at a level equal to or greater than (i) 1.70:1.00 for the period from January 1, 2003 through December 31, 2003; (ii) 1.90:1.00 for the period from January 1, 2004 through December 31, 2004; (iii) 2.00:1.00 for the period from January 1, 2005 through December 31, 2005; (iv) 2.10:1.00 for the period from January 1, 2006 through December 31, 2006 and (v) 2.20:1.00 for the period from January 1, 2007 for the Maturity Date, then:

            (i)    Borrower may, without the prior written consent of Lender (except as set forth in clause (A)(4) below):

              (A)  enter into operating or capital leases, or other equipment financing, including such financing with Sodak Gaming Inc. ("IGT") and Bally Gaming, Inc. ("Bally") (substantially as set forth in the term sheet attached as Exhibit K hereto), for the leasing and/or acquisition of gaming and other equipment; provided that Borrower and Lender acknowledge that as of the date hereof Borrower, with Lender's consent, has previously entered into such financing with Bally and Sodak, and further provided that:

                (1)   the total principal amount of such Indebtedness does not exceed Thirty-Five Million Four Hundred Thousand Dollars ($35,400,000);

                (2)   notwithstanding that the financing with IGT and Bally shall mature prior to the Maturity Date of the Loan, any additional indebtedness to finance leases and/or acquisition of equipment incurred in accordance with Section 8.3(e)(i)(A) hereto shall have a Weighted Average Life to Maturity that shall be longer than the Weighted Average Life to Maturity Date of the Loan;

                (3)   to the extent that Borrower repays or prepays the principal component of such equipment financing with IGT and Bally, it may incur additional indebtedness to finance leases and/or acquisition of equipment to be used in the Project, so long as the aggregate principal amount of such Indebtedness relating to equipment financing (including that with IGT and Bally and any additional indebtedness) does not exceed Thirty-Five Million Four Hundred Thousand Dollars ($35,400,000) at any time; provided that no such additional indebtedness shall be incurred unless the Borrower at the time of such incurrence satisfies the applicable Debt Coverage Ratio set forth in the first paragraph of Section 8.3.(e), after taking account of such additional indebtedness on a pro forma basis;

                (4)   if an Event of Default has occurred and is continuing, Borrower shall not enter into any subsequent equipment lease or sublease without the consent of Lender, which may be granted or denied in Lender's sole and absolute discretion; provided that Lender agrees that such consent shall not be withheld on the basis of Borrower having selected any particular equipment vendor or any particular equipment.

        5.    Amendment to Section 8.3(e)(ii)(B)(iv) and (v)—Negative Covenants of Borrower Applicable Throughout the Term.

        Section 8.3(e)(ii)(B)(iv) of the Term Loan Agreement is hereby amended solely to reflect a cross-reference change from "Section 8.3(e)(i)" to now read "Section 8.3(e)(i) and Section 8.3(h)."

        Section 8.3(e)(ii)(B)(v) of the Term Loan Agreement is hereby amended solely to reflect a cross-reference change from "Section 8.3(e)(i)(A)" to now read "Section 8.3(e)(i)(A) and Section 8.3(h)."

        6.    Amendment to Section 8.3(e)(iii)—Negative Covenants of Borrower Applicable Throughout the Term.

        Section 8.3(e)(iii) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

            (iii)  The Recourse Obligations as permitted pursuant to Section 8.3(e)(i) and Section 8.3(h) herein shall be further subject to the following limitations and requirements:

              (A)  Lender and such other lender or lenders shall execute and deliver in connection with such Recourse Obligations an inter-creditor or lien subordination agreement consistent with the aforesaid Sections and otherwise satisfactory to Lender, which shall contain, among other terms, reasonable subordination, notice, cure and other remedial provisions in favor of Lender, including the right of Lender to purchase such other Recourse Obligations from the lender or lenders thereof, in each case, upon the occurrence of a default thereunder, such right to be exercisable by Lender prior to the taking of any actions by such other lender or lenders to enforce its rights or remedies under the documentation relating to such lender's loan; provided that any consent or waiver heretofore granted by Lender in respect of the IGT and Bally equipment financings in their respective inter-creditor agreements shall not bind the Lender to grant any such similar consent or waiver in future inter-creditor agreements relating to any replacement or additional operating or capital leases or other equipment financing.

              (B)  The Weighted Average Life to Maturity of each of the aforesaid Recourse Obligations shall be longer than the Weighted Average Life to Maturity of the Loan; provided however that this clause shall not apply to the equipment financings provided by IGT and Bally pursuant to Section 8.3(e)(i).

        7.    Amendment to Section 8.3(h)—Negative Covenants of Borrower Applicable Throughout the Term.

        Section 8.3(h) of the Term Loan Agreement is hereby deleted and restated in its entirety as follows:

          (h)   The Borrower may not incur additional Recourse Obligations (other than additional Indebtedness permitted under Section 8.3(e)(i)(A)(3)) unless (i) no Default or Event of Default has occurred and is continuing, (ii) the taking of such action would not have a material adverse effect on the business, operations, assets or financial or other condition of the Borrower or the Project, as contemplated hereby, or the ability of Borrower to perform its obligations under the

  Loan Documents or to complete the construction of the Facility, (iii) the Borrower at the time of such incurrence satisfies the applicable Debt Coverage Ratio set forth in the first paragraph of Section 8.3.(e), after taking account of such additional Indebtedness on a pro forma basis, (iv) such Recourse Obligations are fully subordinated in all respects to the rights and interests of Lender granted herein or in the other Loan Documents, (v) in all events, the Lender has granted its consent thereto, such consent not to be unreasonably withheld so long as the proceeds of such additional Recourse Obligations are used for the purpose of investing in the Project (including funding the working capital requirements thereof), paying closing costs and expenses in connection with the incurrence thereof and/or refinancing other Recourse Obligations the incurrence of which was permitted hereunder, (vi) such additional Recourse Obligations shall have a Weighted Average Life to Maturity that shall be longer than the Weighted Average Life to Maturity Date of the Loan and (vii) Lender has approved the financing agreements in connection with such additional Recourse Obligations (such approval not to be unreasonably withheld, conditioned or delayed).

        8.    Amendment to Section 9.6—Post-Closing Conditions.

        Section 9.6 of the Term Loan Agreement is hereby amended as follows:

        The Lender (i) has approved the equipment lease financing agreements between the Borrower and, respectively, IGT and Bally, as providers of equipment lease financing, subject to certain letter agreements relating thereto between Borrower and Lender, and (ii) has executed and delivered intercreditor agreements to IGT and Bally in accordance with the conditions set forth in Section 8.3(e)(iii)(A).

        9.    Amendment to Section 10.1(b)—Events of Default.

        Section 10.1(b) of the Term Loan Agreement is hereby amended to add a cross-reference to Section 8.3(h).

        10.    Amendment to Section 11.1(b)—Remedies.

        Section 11.1(b) of the Term Loan Agreement is hereby deleted and restated as follows—"Intentionally Omitted."

        11.    Amendment to Section 11.1(c)—Remedies.

        Section 11.1(c) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

          (c)   Upon an Event of Default during construction or operation of the Facility, Lender may require that Borrower enter into a management contract with an independent management company for the Facility. Any such management company shall satisfy the criteria for a "Replacement Manager." In the event that Lender shall so require the engagement of a management company, the Borrower shall select a management company that qualifies as a Replacement Manager, provided that Lender shall have the right to object to Borrower's selection of such proposed management company solely on the basis that it does not satisfy the criteria set forth in the definition of "Replacement Manager." Subject to the foregoing, the management company and the Borrower shall enter into a management contract on customary commercial terms; provided that any management fees payable thereunder shall be subordinate to, and only paid after, the Borrower's (i) payment of Fixed Interest and principal as and when due hereunder, and (ii) deposit of funds into the Sinking Fund Account as and when due and as set forth in Section 3.5. Borrower agrees that such replacement manager shall have the full power and authority in accordance with Section 2711 of IGRA to operate and/or manage the Facility for casino gaming operations and as otherwise contemplated hereby until the Loan is repaid in full. Notwithstanding any provision herein to the contrary, any appointment of a replacement manager made pursuant to this Section shall be consistent with, and in full compliance with the Ordinance and any other applicable tribal laws and regulations, and shall be subject to any and all approvals required by the Commission in accordance with Section 2711 of IGRA, and shall not become effective until such approvals have been obtained. Rents, revenues, income, proceeds, profits and other amounts generated through the operation of all or any portion of the Project shall be applied by such manager in accordance with the following priorities:

            (A)  First, to the payment of the ordinary, necessary and reasonable costs and expenses of use, occupancy and operation of the Project, provided that payment of management fees shall be made in accordance with clause "Fourth" below;

            (B)  Second, to the payment of all accrued and unpaid Fixed Interest (to the extent then due and payable), principal, deposits into the Sinking Fund (pursuant to Section 3.5) and other amounts payable by Borrower to Lender hereunder (except as otherwise set forth herein);

            (C)  Third, the payment of (or the provision of cash collateral, including deposits required to be made to the Sinking Fund Account, to secure fully the payment of) all or any portion of the outstanding principal balance of the Loan, in such order and in such amounts as Lender may specify;

            (D)  Fourth, to the payment of management fees in accordance with this Section 11.1(c); and

            (E)  Fifth, the balance, to Borrower.

        12.    Amendment to Section 11.1(d)—Remedies.

        Section 11.1(d) of the Term Loan Agreement is hereby amended and restated in its entirety as follows:

          (d)   In the event that a Replacement Manager is appointed by the Borrower in accordance with Section 11.1(c) hereof, the Borrower shall cause such Replacement Manager, acting consistently with IGRA and the Compact, (i) to take or refrain from taking any lawful action with respect to the operation of the Project which is necessary or desirable (x) to remedy any Default, or (y) to cooperate in Lender's exercise of its remedies hereunder or under any of the other Loan Documents and/or (ii) to deliver all or any portion of the rents, revenues, income, proceeds, profits and other amounts received by Borrower in respect of the use, occupancy or operation of the Project to a depository specified by Lender or its designee for application in accordance with Section 11.1(c) above.

        13.    Representations and Warranties.    The Borrower hereby represents and warrants as follows:

          (a)   Borrower has full power, authority and legal right to execute, deliver and perform this Amendment, and has taken all necessary corporate and other action to authorize the execution, delivery and performance by Borrower of this Amendment. This Amendment has been duly executed and delivered by a duly authorized officer of Borrower, and this Amendment constitutes a valid, legal and binding obligation of Borrower, enforceable against Borrower in accordance with the terms set forth in the Term Loan Agreement;

          (b)   Giving effect to the execution, delivery and performance of this Amendment and the agreements referred to herein, and to the consummation of the transactions contemplated hereby, no Event of Default under the Term Loan Agreement has occurred and remains continuing;

          (c)   Each of the representations and warranties set forth in Section 7 of the Term Loan Agreement, as amended hereby, are true and correct as of the date of this Amendment.

        14.    Conditions; Effectiveness.    The effectiveness of this Amendment shall be subject to the condition precedents that:

          (a)   The Lender shall have received counterparts of this Amendment executed by the Borrower;

          (b)   The Borrower shall have adopted such authorizing resolutions as are appropriate, in the reasonable opinion of Lender's counsel, for such parties to execute, deliver and perform their obligations under this Amendment.

          (c)   The Borrower shall have caused its counsel to provide an opinion with respect to the authority of the Borrower to enter into this Amendment, the enforceability of the Amendment, and such other customary matters as Lender may require in its sole and absolute discretion.

        15.    No Waiver.    The waivers and consents contained in this Amendment are limited to the matters expressed herein and do not constitute, nor should they be construed as, a waiver of any other right, power or privilege under the Loan Documents, or under an agreement, contract, indenture, document or instrument mentioned in the Loan Documents.

        16.    Effectiveness of the Term Loan Agreement.    Except as hereby expressly amended, the Agreement remains in full force and effect, and is hereby ratified and confirmed in all respects, including without limitation (i) the Borrower's waiver of sovereign immunity and consent to suit, consent to personal jurisdiction and service of process and waiver of right to jury trial, and (ii) the governing law provisions thereof.

        17.    Counterparts.    This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

        18.    Compliance with 25 U.S.C. § 81.    In compliance with 25 U.S.C. § 81, the residence and occupation of the parties in interest are stated as follows:

          (a)   Party in interest:

Party in interest:	Seneca Niagara Falls Gaming Corporation
Residence:	Niagara Falls, New York
Occupation:	A tribally chartered corporation of a federally recognized Indian tribe
Party in interest:	Freemantle Limited
Residence:	Isle of Man
Occupation:	Business Corporation

          (b)   Scope of Authority:

        The Chairman of Borrower is authorized to execute this Amendment by resolutions of the Board of Directors of the Seneca Niagara Falls Gaming Corporation, said resolutions adopted by such Board on November 13, 2002. The Chairman exercises his authority in this instance because he believes that the Amendment is in the best interests of Borrower.

          (c)   This Amendment was executed on or about 1:00 p.m. on the 22nd day of April, 2004, for the particular purposes set forth above.

          (d)   The Agreement, as amended by this Amendment, shall expire on the Maturity Date or, if later, the full repayment of the Loan and all other amounts due hereunder.

          (e)   Borrower agrees that this Amendment is in compliance with 25 U.S.C. § 81.

        19.    Waiver of Immunity and Consent to Suit.    Borrower hereby irrevocably and unconditionally waives its sovereign immunity (and any defense based thereon) from any suit, action or proceeding or from any legal process (whether through service of notice, attachment prior to the judgment, attachment in aid of execution, execution, exercise of contempt powers or otherwise) in any forum with respect to this Amendment, and Lender with respect thereto, shall have all available legal and equitable remedies, including, without limitation, the right of Lender to specific performance, money damages and/or injunctive and declaratory relief and Borrower expressly consents to the exercise of jurisdiction over such action and over Borrower, and to the extent permitted by Federal law, the exercise of in rem jurisdiction over the available assets and income, by the courts of the State of New York and the courts of any other state or of the United States which may have jurisdiction over the subject matter.

        20.    Personal Jurisdiction and Service of Process.    Borrower and Lender hereby irrevocably consent to personal jurisdiction and venue in any court of the State of New York or any federal court sitting in the State of New York, and hereby waive any claim either may have that such court is an inconvenient forum for the purposes of any suit, action or other proceeding arising out of this Amendment or any of the agreements or transactions contemplated hereby, which is brought by the Lender against the Borrower, or by the Borrower against the Lender, as the case may be, and hereby agree that all claims in respect of any such suit, action or proceeding may be heard or determined in any such court; and each of Borrower and the Lender further consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower or the Lender at its address (including the address of their respective attorneys) set forth in the Term Loan Agreement for the giving of notices, such service to become effective ten days after such mailing.

        21.    Jurisdiction and Governing Law.    Except as otherwise provided by applicable federal law, this Amendment shall be governed by the law of the State of New York (including without limitation the UCC). The courts of the State of New York and (to the extent jurisdiction over the subject matter is vested in them by the laws of the United States) any federal court sitting in the State of New York, may exercise jurisdiction over any action, suit or proceeding arising with respect to enforcement, construction, termination or modification of this Amendment. Borrower is expressly and irrevocably prohibited from exercising the jurisdiction of any of the Nation's tribal courts (whether now or hereafter existing) or other forums (whether now or hereafter existing) over any such suit, action or proceeding and Borrower hereby waives any claim or right which Borrower may possess to the exercise of such jurisdiction and any requirement that tribal remedies be exhausted is hereby waived.

        22.    Waiver of Trial by Jury.    EACH PARTY TO THIS AMENDMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AMENDMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        23.    Effect of Waivers and Consents.    THE WAIVERS AND CONSENTS DESCRIBED IN THIS AMENDMENT SHALL INURE TO THE BENEFIT OF THE LENDER AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS. THE LENDER AND SUCH OTHER PERSONS SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF. THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS AMENDMENT ARE IRREVOCABLE.

(signatures follow immediately)

        IN WITNESS WHEREOF, Borrower and Lender have each caused this Amendment to be duly executed as of the date and year first above written.

THE SENECA NIAGARA FALLS GAMING CORPORATION, AS BORROWER:
By:	/s/ CYRUS SCHINDLER
Printed Name: Cyrus Schindler
Title:	Chairman, Seneca Niagara Falls Gaming Corporation
FREEMANTLE LIMITED, AS LENDER:
By:	/s/ TAN SRI LIM KOK THAY
Printed Name: Tan Sri Lim Kok Thay
Title:

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AMENDMENT NO. 2 TO TERM LOAN AGREEMENT